Exhibit 99.1

May 11, 2005

EXCHANGE AGENT AGREEMENT

Wachovia Bank, National Association

NC1179

401 South Tryon Street, 12th Floor

Charlotte, NC 28288-1179

Attention: Corporate Trust Department

Ladies and Gentlemen:

American Tire Distributors Holdings, Inc., a Delaware corporation (the “Company”) proposes to make an offer (the “Exchange Offer”) to exchange all of the Company’s outstanding 13% Senior Discount Notes due 2013 (the “Outstanding Notes”) for its registered 13% Senior Discount Notes due 2013 (the “New Notes”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated May 12, 2005 (the “Prospectus”), proposed to be distributed to all record holders of the Outstanding Notes. Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the accompanying Letter of Transmittal (as defined below).

The Company hereby appoints Wachovia Bank, National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to Wachovia Bank, National Association.

The Exchange Offer is expected to be commenced by the Company on or about May 12, 2005. The letter of transmittal (“Letter of Transmittal”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Outstanding Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Outstanding Notes tendered in connection therewith. The Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the tender of book entry securities through the ATOP program, shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the ATOP of the Depositary Trust Company (“DTC”), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on or about                     , 2005 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right, in its sole discretion, to extend the expiration date, to delay accepting any outstanding notes, to terminate the exchange offer and not accept any outstanding notes for exchange if any of the conditions set forth in the Prospectus under the caption “The Exchange Offer-Conditions to the Exchange Offer” have not been satisfied and to amend the exchange offer in any manner. The Company will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term “Expiration Date” shall mean the time and date on which such Exchange Offer as so extended shall expire.

The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Notes not theretofore accepted for exchange for any reason, including, without limitation, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “– Conditions to the Exchange Offer.” The Company will give oral (promptly confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer,” in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You will establish a book-entry account with respect to the Outstanding Notes at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Outstanding Notes by causing the Book-Entry Transfer Facility to transfer such Outstanding Notes into your account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer.

3. You are to examine each of the Letters of Transmittal and certificates for Outstanding Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Outstanding Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Outstanding Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Outstanding Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected.

4. With the approval of the Vice President, Secretary & General Counsel or the Senior Vice President & Chief Financial Officer (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing, by such an officer, you are authorized to waive any irregularities in connection with any tender of Outstanding Notes pursuant to the Exchange Offer.

5. Tenders of Outstanding Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer – Exchange Offer Procedures,” and Outstanding Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

Notwithstanding the provisions of this Section 5, Outstanding Notes which the Vice President & General Counsel or the Senior Vice President & Chief Financial Officer shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

6. You shall advise the Company with respect to any Outstanding Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Outstanding Notes.

7. You shall accept tenders:

(a) in cases where the Outstanding Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Outstanding Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Outstanding Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Outstanding Notes to the registrar for split-up and return any untendered Outstanding Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Outstanding Notes properly tendered and you, on behalf of the Company, will exchange such Outstanding Notes for New Notes and cause such Outstanding Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Outstanding Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Outstanding Notes by the Company; provided, however, that in all cases, Outstanding Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Outstanding Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of

Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed in writing by the Company, you shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

10. The Company shall not be required to exchange any Outstanding Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Outstanding Notes tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company to you, within one (1) business day of receipt of each daily ATOP report.

11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Outstanding Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer – Conditions to the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates representing unaccepted Outstanding Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

12. All certificates representing reissued Outstanding Notes, unaccepted Outstanding Notes or New Notes shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) registered mail insured separately for the replacement value of each of such certificates.

13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

14. As Exchange Agent hereunder you:

(a) shall not be liable for any action, omission to act or sufferance to exist, unless the same constitutes your own gross negligence, willful misconduct, or bad faith, and in no event shall you be liable to any holder of Outstanding Notes, the Company or any third party for any special, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement;

(b) shall have no duties or obligations other than those expressly set forth herein or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Outstanding Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the New Notes or the Exchange Offer;

(d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any authorized officer of the Company;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities as Exchange Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in reliance thereon; and

(i) shall not advise any person tendering Outstanding Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Outstanding Notes.

15. You shall take such action as may from time to time be requested by the Company (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and not the merits of the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: J. Michael Gaither.

16. You shall advise by facsimile transmission or telephone (promptly confirmed in writing) to J. Michael Gaither at the Company (at the facsimile number (704) 947-1919 or the telephone number (704) 632-7110) and to Sean P. Griffiths at Gibson, Dunn &

Crutcher, LLP (at facsimile number (212) 351-5222 or the telephone number (212) 351-3872), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the aggregate principal amount of Outstanding Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Outstanding Notes tendered, the aggregate principal amount of Outstanding Notes accepted and deliver said list to the Company.

17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities. You shall return all unused Letters of Transmittal and other surplus materials to the Company in accordance with your normal practices.

18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as has been separately agreed by you and the Company in writing. The provisions of this Section 18 shall survive the termination of this Agreement.

19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Agreement. Until provided by the Company, the Exchange Agent is explicitly deemed to not have notice of amendments to this Agreement, the Prospectus and the Letter of Transmittal.

20. The Company covenants and agrees to fully indemnify and hold you harmless against any and all claims, loss or liability, and reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Outstanding Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Outstanding Notes. In each case, you, shall notify the Company by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as the Company shall retain counsel satisfactory to you to defend such suit, and so long as you have not determined, in your reasonable judgment, that a material conflict of interest exists between you and the Company. The provisions of this Section 20 shall survive the termination of this Agreement.

21. You shall arrange to comply with all requirements under the tax laws of the United States and shall file any appropriate reports with the Internal Revenue Service.

22. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Outstanding Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you. The Company covenants and agrees to fully indemnify and hold you harmless for any loss incurred should the Company fail to provide or fund all transfer taxes payable.

23. This Agreement, your appointment as Exchange Agent hereunder and all disputes, controversies or claims arising out of or related to this Agreement or a breach hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State; and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Outstanding Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the Company and you. This Agreement may not be modified orally.

27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile, receipt confirmed) and shall be given to such party, addressed to it, at its address or facsimile number set forth below:

If to the Company:

J. Michael Gaither, Esq.

American Tire Distributors Holdings, Inc.

1220 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

Telecopy No.: (704) 947-1919

With a copy to:

E. Michael Greaney, Esq.

Sean P. Griffiths, Esq.

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Telecopy: No. (212) 351-5260

If to the Exchange Agent:

Patrick Teague

Wachovia Bank, National Association

NC1179

401 South Tryon Street, 12th Floor

Charlotte, NC 28288-1179

Telephone No. (704) 374-2080

Telecopy No. (704) 383-7316

With a copy to:

Marla Chernof Cohen, Esq.

Chapman and Cutler LLP

111W. Monroe Street

Chicago, IL 60603

28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 20 and 21 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Outstanding Notes, funds or property then held by you as Exchange Agent under this Agreement.

29. This Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto. This Agreement shall be effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

American Tire Distributors Holdings, Inc.

By:	/s/ J. Michael Gaither
Name:	J. Michael Gaither
Title:	Secretary

Accepted as of the date

first above written:

WACHOVIA BANK, NATIONAL ASSOCIATION
as Exchange Agent

By:	/s/ Patrick L. Teague
Name:	Patrick L. Teague
Title:	Vice President